EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations	Dan Budwick
(914) 785-4742	BMC Communications
gracine@emisphere.com	(212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS FOR 2005

NOVARTIS TO ENTER ORAL SALMON CALCITONIN INTO PHASE III STUDIES

Tarrytown, NY --- May 10, 2005 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced results for the first quarter ending March 31, 2005.  The Company also reviewed highlights of the quarter, including progress in commercializing its proprietary eligen® drug delivery technology.

First Quarter Results

Emisphere reported net income of $6.5 million, or $0.34 per share, for the quarter ended March 31, 2005, compared to a net loss of $9.9 million, or $0.54 per share for the quarter ended March 31, 2004. Net income includes a gain of $14.7 million related to the repurchase of the Company’s indebtedness to Elan International Services, Ltd., an affiliate of Elan Corporation, plc (“Elan”).

Net cash used in operations was $7.4 million in the three month period ending March 31, 2005, as compared to $7.2 million in the three month period ending March 31, 2004.  This increase was primarily the result of $0.9 million of expenses related to the Lilly litigation and an increase in other professional fees, partially offset by a decrease in external laboratory analysis fees.  As of March 31, 2005, Emisphere held cash, cash equivalents and investments totaling $23.3 million.   On April 1, 2005, Emisphere paid Elan $13 million, completing the repurchase of its indebtedness to Elan.

Total operating expenses were $9.2 million for the 2005 first quarter, an increase of $0.5 million, or 6%, compared to the same period last year.  Total operating expenses include research and development costs of $4.4 million, a decrease of $0.5 million or 10% compared to last year’s first quarter, and general and administrative expenses of $3.7 million, an increase of $1.1 million or 42%, compared to the same period last year. This increase is primarily related to an overall increase in legal and other professional fees associated with the Lilly litigation, the filing of our shelf registration on Form S-3 and consulting costs associated with compliance with section 404 of the Sarbanes-Oxley Act, partially offset by a decrease in external laboratory analysis fees.

Product Development/Corporate Highlights from First Quarter 2005

Oral Salmon Calcitonin To Enter Phase III Trials

Novartis and Nordic Bioscience have informed Emisphere that they have met with the Food and Drug Administration (FDA) to discuss their Phase III development plan. Based on the advice given by the FDA, Nordic Bioscience and Novartis are moving forward with planning their Phase III clinical studies with the oral formulation of salmon calcitonin for the treatment of osteoporosis using Emisphere’s eligen® technology.

Roche’s Oral Formulation to Enter Clinical Studies

In other news from partnered programs this quarter, our collaboration partner Roche indicated its intention to commence clinical trials with a formulation of its oral product for bone related diseases using Emisphere’s eligen® technology.

Other Clinical Developments

In January 2005, Emisphere met with the FDA to discuss the Company’s clinical testing program for its oral heparin product and at the meeting, the FDA indicated that after review of an intended Phase III protocol, the Company may be able to continue Phase III development with respect to the recently selected solid dosage form. In the first quarter Emisphere submitted its revised protocol for the Phase III heparin trial to the FDA. The Company is scheduled to discuss the revised protocol with the FDA later this month.

Also during the first quarter, Emisphere submitted to the FDA and the relevant Indian regulatory authorities a protocol for a phase II insulin study to be conducted in India.  The protocol calls for approximately 120 patients to be evaluated over 90 days. The primary efficacy endpoint will be a change in hemoglobin A1c, the standard for evaluating glucose control in Type II diabetics.  Emisphere intends to initiate patient dosing early in the second half of 2005.

Completion of Note Repurchase from Elan

On April 4, 2005, Emisphere announced that it had completed the repurchase of its debt due to Elan.  The $13 million cash payment, made on April 1, 2005, plus issuance of a warrant to purchase 600,000 shares of the Company’s common stock at $3.88 per share, finalizes the transaction and eliminates the debt at a significant discount. The Company recognized a non-cash gain of $14.7 million as a result of the repurchase.  The maturity date of the original debt was July 2, 2006, and would have required a payment of $55 million.

Closing of Stock Offering

On April 1, 2005, Emisphere announced the closing of an offering of 4 million shares of common stock and warrants to purchase an additional 1.5 million shares of common stock in a placement under Emisphere’s shelf registration statement. The shares of common stock and warrants were sold in units, each consisting of one share of common stock and a warrant to purchase 0.375 additional shares of common stock at an exercise price of $4 per share. The units were sold at a price of $3.935 per unit. The net proceeds from the offering realized by Emisphere were approximately $15.1 million and were primarily used to repurchase the Elan note.

Michael Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere Technologies, said, “Emisphere achieved several significant milestones during the first quarter of 2005.  First, using our eligen ®technology in an oral formulation of salmon calcitonin Novartis is moving forward with planning the Phase III clinical trials in the treatment of osteoporosis.  This product has significant potential in treating osteoporosis, and is another important validation of the capability of our technology.  Our current partnership with Novartis for salmon calcitonin as well as our other partnership agreements with Novartis and Roche have the potential to generate significant payments over the next several years if we achieve the agreed upon milestones.

“During the quarter, we removed our debt to Elan. We continued to progress our oral heparin Phase III program, and hope to be able to begin a Phase III trial this year. We are moving forward with oral insulin, focused on a study that will significantly add value to the underlying science and promise of an oral insulin agent. Looking forward, we will continue to explore the most efficient methods to fund our continuing programs, including the sale of our Connecticut facility, milestones from current and potential partnerships, and financings,” Goldberg concluded.

Conference Call Information

Emisphere will hold a teleconference to discuss its 2005 first quarter financial results on May 10, 2005 at 10:30 AM EDT.  A replay of the teleconference will be made available for one week and will be accessible two hours following the end of the call.

The live conference call dial-in number is:	(800) 963-8290 (U.S./Canada)
(973) 935-8502 (International)

To access a replay of the call:	(877) 519-4471 (U.S./Canada)
(973) 341-3080 (International)
Conference ID: 6003974

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company’s website at www.emisphere.com/ir.asp. Please visit these sites at least five minutes prior to start time for instructions.

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE®delivery agents, or “carriers”. These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen(R) technology to those drugs or licensing its eligen(R) technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen(R) technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005.

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EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three months ended March 31, 2005 and 2004
(in thousands, except share and per share data)

Condensed Statement of Operations (Unaudited)

	For the three months ended March 31,

	2005	2004

Revenue	$993	$—

Costs and expenses:
Research and development	4,412	4,881
General and administrative expenses	3,665	2,585
Depreciation and amortization	1,111	1,226

Total costs and expenses	9,188	8,692

Operating loss	(8,195)	(8,692)

Other income and (expense):
Gain on extinguishment of note payable	14,663	—
Investment and other income	98	282
Interest expense	(37)	(1,451)

Total other income and (expense)	14,724	(1,169)

Net income (loss)	$6,529	$(9,861)

Net income (loss) per share, basic	$0.34	$(0.54)

Net income (loss) per share, diluted	$0.29	$(0.54)

Weighted average shares outstanding, basic	19,216,084	18,265,738

Weighted average shares outstanding, diluted	22,364,389	18,265,738

Condensed Balance Sheet (Unaudited)

	March 31, 2005	December 31, 2004

Assets:
Cash, cash equivalents, and investments	$23,293	$17,550
Accounts receivable	—	120
Prepaid expenses and other current assets	4,384	2,516

Total current assets	27,677	20,186
Equipment and leasehold improvements, net	8,997	10,007
Land, building and equipment held for sale, net	3,589	3,589
Purchased technology, net	2,213	2,273
Other assets	237	237

Total Assets	$42,713	$36,292

Liabilities and stockholders’ equity (deficit):
Current liabilities	$10,375	$7,328
Note payable	13,000	—

Total current liabilities	23,375	7,328
Notes payable	10,151	39,332
Capital lease obligation -L/T	185	245
Deferred lease liability - L/T	562	661
Stockholders’ equity (deficit)	8,440	(11,274)

Total liabilities and stockholders’ equity (deficit)	$42,713	$36,292

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